UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 9, 2005

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2005, ACE Limited, as Account Party, and ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd., as guarantors, entered into a syndicated letter of credit agreement (the “Replacement LC Agreement”), with a group of banks and Citibank Global Markets Limited and Barclays Capital as lead arrangers.

The Replacement LC Agreement permits the issuance of up to £380,000,000 of letters of credit on an unsecured basis for use as Funds at Lloyd’s. The Replacement LC Agreement replaces the existing Funds at Lloyd’s letter of credit agreement (the “Existing LC Agreement”) dated November 15, 2004, among ACE Limited, as Account Party, and ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd., as guarantors, the banks and other lenders named therein and Citibank Global Markets Limited and Barclays Capital as lead arrangers.

The Existing LC Agreement provides for the issuance of up to £380,000,000 of letters of credit on an unsecured basis. The letters of credit issued under the Replacement LC Agreement will be used to satisfy the Funds at Lloyd’s requirements of Syndicate 2488, (whose capital is 100% provided by wholly-owned subsidiaries of ACE Global Markets Ltd.), for the 2006 and 2007 years of underwriting and will expire no earlier than December 31, 2010.

Under the Replacement LC Agreement, the Account Party pays a utilization fee of 0.5% per annum (depending on ratings) plus a commitment fee of 0.1% per annum payable on any un-utilized portion of the facility. In addition to the foregoing fees, the Account Party pays customary upfront, arrangement and administration fees as well as customary administrative charges to the issuer of each letter of credit.

The terms, conditions and covenants of the Replacement LC Agreement are substantially similar to the Existing LC Agreement. The Replacement LC Agreement contains customary covenants, including covenants limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Replacement LC Agreement also contains financial covenants that require:

(i) maintenance of a minimum consolidated net worth of not less than $6.447 billion (subject to an annual reset provision) plus 25 percent of cumulative net income from December 31, 2004, plus 50 percent of net proceeds of any issuance of equity interests subsequent to December 31, 2004; and

(ii) maintenance of a maximum debt to total capitalization ratio of not greater than 0.35 to 1. Under this covenant, debt does not include trust preferred securities or mezzanine equity, except where the ratio of the sum of trust preferred securities and mezzanine equity to total capitalization is greater than 15 percent. In this circumstance, the amount greater than 15 percent would be included in the debt to total capitalization ratio.

In addition, the Replacement LC Agreement provides that the obligations of the banks to issue letters of credit may be terminated, and the obligations of the Account Party thereunder may be accelerated, upon an event of default. Such events include (subject to certain materiality thresholds and grace periods) payment defaults, covenant defaults, material inaccuracy of representations and warranties, bankruptcy and insolvency proceedings, change of control, cross-defaults under other agreements and other customary defaults.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/S/ PAUL MEDINI
Paul Medini
Chief Accounting Officer

DATE: December 15, 2005